As filed with the Securities and Exchange Commission on June 29, 2017

Registration No. 333-208269

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CST Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-1365950
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

19500 Bulverde Road, Suite 100 San Antonio, Texas	78259
(Address of Principal Executive Offices)	(Zip Code)

CST BRANDS, INC. EMPLOYEES STOCK PURCHASE PLAN

(Full title of the plan)

Giovanna Rueda

Corporate Secretary

19500 Bulverde Road, Suite 100

San Antonio, Texas 78259

(210) 692-5000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 to the Registration Statement on Form S-8, which was originally filed on November 30, 2015 and amended on April 28, 2016 (file no. 333-208269) (as amended, the “Registration Statement”), to register a total of 4,000,000 shares (the “Shares”) of the common stock, $0.01 par value per share (the “Company Common Stock”), of CST Brands, Inc., a Delaware corporation (the “CST”), pursuant to the CST Brands, Inc. Employee Stock Purchase Plan (the “Plan”), is being filed to deregister all of the Shares of Company Common Stock not yet issued in connection with the Plan.

As previously disclosed, CST entered into an Agreement and Plan of Merger, dated as of August 21, 2016 (the “Merger Agreement”), with Circle K Stores Inc., a Texas corporation (“Circle K”), and Ultra Acquisition Corp., a Delaware corporation and an indirect, wholly owned subsidiary of Circle K (“Merger Sub”). Circle K is a wholly owned subsidiary of Alimentation Couche-Tard Inc. On June 28, 2017, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware, Merger Sub merged with and into CST (the “Merger”). At the effective time of the Merger (the “Effective Time”), the separate corporate existence of Merger Sub ceased, and CST survived the Merger as an indirect, wholly owned subsidiary of Circle K. Pursuant to the Merger Agreement, at the Effective Time, each share of CST common stock issued and outstanding immediately prior to the Effective Time (other than shares owned by CST as treasury stock and shares owned by Circle K or Merger Sub, or by any subsidiary of CST, Circle K or Merger Sub, and any shares for which dissenters’ rights have been properly exercised and not withdrawn or lost under Delaware law) was converted into the right to receive $48.53 in cash, without interest and subject to applicable withholding taxes.

As a result of the consummation of the transactions contemplated by the Merger Agreement, CST has terminated all offerings of its securities pursuant to the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, CST hereby amends the Registration Statement to remove and withdraw from registration all Shares of Company Common Stock that were registered but unsold under the Registration Statement as of the date of this Post-Effective Amendment No. 2.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas on this 29th day of June, 2017. No other person is required to sign this Post-Effective Amendment No. 2 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

CST Brands, Inc.

By:	/s/ Giovanna Rueda
Giovanna Rueda
Corporate Secretary

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